UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MONSANTO COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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Proxy Statement – Q&A

Timing and Process

Q:	What has Monsanto filed? Will Bayer file a proxy statement?

•	Monsanto has filed a preliminary proxy statement. After clearing any comments the SEC may have, Monsanto will file a definitive proxy statement and mail it to its shareowners.
•	The merger does not require approval by Bayer’s shareholders, and Bayer will not file a proxy statement.

Q:	When will the definitive proxy statement be filed?

•	Monsanto will file the definitive proxy statement, which will be mailed to Monsanto shareowners, after clearing any comments the SEC may have on the proxy statement.

Q:	What are the record and meeting dates?

•	The record and meeting dates will depend on how long it takes for Monsanto to clear any comments the SEC may have on the proxy statement and have not yet been announced.

Q:	Will the merger be voted on at Monsanto’s upcoming annual shareowner meeting?

•	The preliminary proxy statement provides that Monsanto will hold a special meeting of shareowners to vote on the Bayer transaction, which would be separate from Monsanto’s upcoming annual meeting of shareowners. However, depending on how long it takes to clear any comments the SEC may have on the proxy statement, it is possible that shareowners will instead be asked to vote on the Bayer transaction at the annual shareowner meeting, and if this occurs, it will be announced at a later time.

Q:	What proposals will Monsanto shareowners vote on?

•	Monsanto shareowners will be asked to vote on three proposals:

(1) to adopt the Bayer merger agreement, approving the merger;

(2) to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Monsanto’s named executive officers in connection with the merger; and

(3) to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies.

For additional information, see the section of the proxy statement entitled “Questions and Answers about the Special Meeting and the Merger.”

Q:	How many shares are needed to constitute a quorum? What vote is required to approve each of the proposals to be considered by Monsanto shareowners?

•	A quorum will be present if holders of a majority of the Company’s issued and outstanding shares of common stock entitled to vote at the special meeting are present in person or represented by proxy at the special meeting.
•	Adoption of the merger agreement requires that the vote of a majority of the shares of common stock issued and outstanding at the close of business on the record date.
•	Adoption of each of the other two proposals requires the affirmative vote of a majority of the votes cast with respect to that proposal.

Q:	What happens if shareowners do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

•	This proposal is required to be considered by the rules of the SEC. However, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is not binding on Monsanto or Bayer. If the merger agreement is adopted by Monsanto shareowners and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if shareowners do not approve this proposal.

Q:	If I am a Monsanto shareowner, should I vote now? How do I vote?

•	No. Monsanto will solicit proxies after the definitive proxy statement is filed and mailed to shareowners. Shareowners should wait to vote at that time. For additional information on how to vote, shareowners should see the section of the definitive proxy statement, after it becomes available, entitled “Questions and Answers about the Special Meeting and the Merger – What do I need to do now? How do I vote my shares of common stock?”

Q:	When is the merger expected to be completed? Is the merger expected to be completed shortly after shareowner approval is obtained?

•	We expect to complete the merger by the end of 2017. However, completion of the merger is subject to the satisfaction or waiver of certain conditions, which are described in the proxy statement and include various regulatory clearances and approvals. There may be a substantial amount of time between the shareowner vote on the merger and the completion of the merger. After shareowner approval is obtained, the Monsanto board of directors will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal.

Q:	Will Monsanto hold its 2017 annual shareowner meeting? Its 2018 annual shareowner meeting?

•	Monsanto will hold its 2017 annual shareowner meeting in January. Additional information will be provided in the company’s annual meeting proxy statement, which will be filed later this year.
•	Monsanto intends to hold an annual meeting of shareowners in 2018 only if the merger has not already been completed by, or shortly after, the time at which the company’s 2018 annual meeting would normally take place.

Q:	Are Monsanto shareowners entitled to appraisal rights?

•	Yes. Under Delaware law, Monsanto shareowners who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the Delaware General Corporation Law, which are summarized in the proxy statement. For additional information, see the section of the definitive proxy statement, after it becomes available, entitled “Appraisal Rights.”

Background of the Merger

Q:	The Background section of the proxy statement refers to Company A, B and C – is one of those companies in fact [name of company]?

•	In light of its confidentiality obligations, Monsanto is not disclosing the identities of the other parties with which it discussed potential strategic transactions before agreeing to merge with Bayer.

Q:	The Background section of the proxy statement indicates that Bayer made its initial proposal to Monsanto during a meeting at Monsanto’s facility. Did Monsanto invite Bayer to make its proposal?

•	No; Bayer’s proposal was unsolicited. As disclosed in the proxy statement, the principal purposes of that meeting from Monsanto’s perspective were to introduce Mr. Werner Baumann to Monsanto’s senior management and provide Bayer’s senior management with a tour of Monsanto’s research facility in Chesterfield, Missouri, as well as to discuss possible marketing or similar arrangements between the companies.

Q:	Is Company A, B or C still interested in pursuing a transaction with Monsanto?

•	Under the terms of the merger agreement, Monsanto is not permitted to solicit alternative acquisition proposals, and is permitted to furnish information to, and engage in discussions and negotiations with, third parties regarding unsolicited acquisition proposals only in certain circumstances as provided in the merger agreement.
•	As the Background section makes clear, the Monsanto board of directors carefully explored potential alternatives over a number of months before concluding that the transaction with Bayer was more favorable to Monsanto shareowners than alternatives reasonably available to the company, including the continued operation of Monsanto on a standalone basis and other potential actionable strategic transactions.

Q:	Monsanto rejected Bayer’s initial proposal of $122 per share, but eventually agreed to a price of $128 per share. Why didn’t Monsanto get a higher price?

•	The Monsanto board of directors believes that the transaction price represents fair value for Monsanto. The transaction represents an attractive premium of 42% to the closing price of Monsanto’s common stock on May 11, 2016, the last trading day before the release of press reports regarding a potential offer by Bayer to acquire Monsanto.
•	At the time it rejected Bayer’s initial proposal, the Monsanto board of directors was advised by each of its financial advisors, Morgan Stanley and Ducera, of their oral opinions that the $122 per share proposed by Bayer was inadequate from a financial point of view.
•	In addition, the Monsanto board of directors determined that Bayer’s initial proposal failed to provide sufficient transaction certainty regarding regulatory and financing risks. Over the course of the negotiations with Bayer, the parties addressed these points. For example, Monsanto negotiated for Bayer’s commitment to divest assets representing up to $1.6 billion of net sales in order to obtain regulatory approvals for the transaction, and for a regulatory reverse termination fee of $2 billion, neither of which were included in Bayer’s initial proposal.

•	Finally, as the Background section makes clear, the Monsanto board of directors carefully explored potential alternatives over a number of months before concluding that the transaction with Bayer was more favorable to Monsanto shareowners than the potential value that would reasonably be expected to result from other alternatives reasonably available to the company, including the continued operation of Monsanto on a standalone basis and other potential actionable strategic transactions.
•	For additional information, see the section of the preliminary proxy statement entitled “The Merger (Proposal 1) – Reasons for the Merger; Recommendation of the Monsanto Board of Directors.”

Q:	The Background section discloses that Company A made a proposal that would have provided an estimated trading value of approximately $110 - $120 per Monsanto share, with the possibility for additional value over the long-term. Could this proposal have been worth more than the $128 per share Monsanto has agreed to accept from Bayer?

•	As the Background section makes clear, the Monsanto board of directors carefully explored potential alternatives over a number of months before concluding that the transaction with Bayer was more favorable to Monsanto shareowners than alternatives reasonably available to the company, including the continued operation of Monsanto on a standalone basis and other potential actionable strategic transactions.

Q:	What were the structures of the other strategic transactions Monsanto evaluated? Were those transactions also intended to achieve an integrated agriculture solution? Did any of those transactions involve equity, rather than cash, consideration for Monsanto shareowners? Would those transactions have involved the same degree of regulatory review as the Bayer transaction?

•	For information regarding Monsanto’s exploration of strategic alternatives, please see the section of the preliminary proxy statement entitled “The Merger (Proposal 1) – Background of the Merger.” Monsanto does not intend to comment beyond what is disclosed in the proxy statement.

Certain Monsanto Unaudited Prospective Financial Information

Q:	What are the assumptions reflected in the prospective financial information disclosed in the proxy statement? What are the key drivers of growth?

•	As indicated in the proxy statement, the prospective financial information disclosed in the proxy statement was prepared earlier in 2016 and in connection with the merger, and is being disclosed because it was provided to the Monsanto board of directors, the company’s financial advisors or Bayer. Monsanto has provided guidance to investors, including in connection with the announcement of its fourth quarter 2016 earnings results, and does not intend to provide additional information at this time beyond what it has previously disclosed, including additional detail regarding the assumptions underlying the prospective financial information included in the proxy statement.

Opinions of Monsanto’s Financial Advisors

Q:	What types of analyses did Monsanto’s financial advisors perform in connection with their fairness opinions?

•	As disclosed in the preliminary proxy statement, each of Morgan Stanley and Ducera performed a number of financial analyses in connection with its fairness opinion, including discounted cash flow analyses, precedent transactions analyses and others. For additional information, please see the section of the definitive proxy statement, after it becomes available, entitled “The Merger (Proposal 1) – Opinions of Monsanto’s Financial Advisors.”

Interests of Monsanto’s Directors and Executive Officers

Q:	Do Monsanto’s directors and executive officers have interests in the merger that are different from the interests of Monsanto shareholders generally?

•	As disclosed in the preliminary proxy statement, Monsanto’s directors and executive officers have potential interests in the merger that are different from the interests of Monsanto shareowners generally. These interests, which are fairly customary in connection with transactions of this size and nature include:

○	Any Monsanto stock options, restricted stock awards, restricted stock units and other stock-based awards outstanding when the merger agreement was executed that remain outstanding when the merger is completed will vest upon completion of the merger and be settled for the merger consideration (less, for stock options, the exercise price) on the schedule contemplated by the award; and

○	Change of control employment security agreements with Monsanto’s executive officers provide for severance benefits upon a qualifying termination of employment.

Q:	Would Monsanto’s executive officers be entitled to reimbursement of excise taxes in connection with the merger?

•	No. There are no “gross-ups” in these agreements.

Regulatory Approvals

Q:	Is there any update regarding regulatory approvals for the transaction?

•	We do not have any updates at this time, but will provide more information at the appropriate times. We remain confident that required regulatory approvals will be obtained, and expect the merger to be consummated by the end of 2017.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). Monsanto has filed with the SEC a preliminary proxy statement on Schedule 14A and will file and provide to Monsanto stockholders a definitive proxy statement (the “Proxy Statement”) that will contain important information regarding the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, which was filed with the SEC on October 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2016 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Monsanto assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.